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FINANCIAL INDUSTRIES CORPORATION

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John A. Fibiger and David Porter (Improve FIC)

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FIC Shareholders Move to Adjourn Annual Meeting

AUSTIN, TX - December 13, 2006 - Shareholders of Financial Industries Corporation ("FIC") (PINKSHEETS: FNIN) assembled on December 6, 2006 for the purpose of holding FIC’s first shareholder meeting since July 2003. Because a quorum was not present, David Porter, a member of Improve FIC and the holder of proxies to vote a majority of the shares present in person or by proxy, moved to adjourn the meeting and reconvene on January 16, 2007, at 10:00 a.m. local time.

Improve FIC is a committee of FIC shareholders concerned with the future of the Company. Improve FIC has become dissatisfied with the incumbent Board and FIC’s performance.

Improve FIC believes FIC’s management took a number of extreme steps to thwart the presence of a quorum on December 6. Despite the fact that the meeting date was set by court order in August 2006, FIC did not begin sending notice of the meeting to shareholders until, at the earliest, November 24. Thus, many shareholders did not even receive notice of the meeting until a day or two before the meeting date, if at all. In fact, Improve FIC believes that FIC went so far as to keep some of its directors who are shareholders, including Chairman Keith Long, from attending the meeting to ensure a quorum was not present.

Further, Improve FIC is unconvinced by management’s most recent promises to get current with its Securities and Exchange Act filings. For more than three years, the incumbent board has claimed it could not hold a shareholders meeting for the election of directors because management had failed to comply with the Securities and Exchange Commission’s reporting requirements. Had the members of Improve FIC not obtained a court order requiring FIC to hold a shareholders meeting, incumbent management would have likely continued to hide behind its own incompetence and an unintended consequence of the federal securities laws to deny shareholders their voice.

In August 2006, Improve FIC sought to obtain a court order for a shareholder meeting to be held well before December 6. However, FIC’s management claimed that, if the meeting was delayed until December 6, the Company’s financial statements would then be current and incumbent management could solicit proxies. Of course, once again, incumbent management failed to meet its own deadline to issue current audited financial statements. On December 4, 2006, as perhaps a signal of its true intentions, FIC announced the termination of a large portion of its staff, including internal accounting personnel who are vital to FIC’s efforts to issue current financial statements. Amazingly, FIC’s board now complains that it is unfair to adjourn the meeting to January 16, 2006 because entrenched management will not be permitted to legally solicit shareholders.

Improve FIC will continue to solicit proxies from FIC shareholders to be voted at the January 16, 2007 adjournment of the annual meeting. Despite the fact that Texas law and FIC’s own bylaws require adjournment of the meeting, incumbent management is attempting to once again stall Improve FIC by refusing to recognize the Company’s legal obligation to hold the adjourned meeting. However, if necessary, Improve FIC will seek to enforce the Company’s legal obligation in court, and is confident that a meeting will be held on January 16.

Shareholders with questions regarding Improve FIC or the January 16, 2006 reconvening of the shareholder meeting are encouraged to contact Improve FIC at (512) 479-6777.

IMPORTANT INFORMATION

This press release is not a proxy statement.  On November 27, 2006, Improve FIC filed a definitive proxy statement with the Securities and Exchange Commission relating to its proxy solicitations from shareholders of FIC with respect to the annual meeting of FIC's shareholders and Improve FIC's proposals to, among other things, fix the number of FIC's board of directors at eight and replace FIC's current board of directors.  IMPROVE FIC ADVISES SECURITY HOLDERS TO READ ITS DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.

 Improve FIC's proxy statement and other relevant documents are available for free at www.sec.gov.   You may also obtain a free copy of Improve FIC's definitive proxy statement by contacting D.F. King & Co., Inc. at (800) 714-3313 (toll free).  Detailed information regarding the names, affiliation, and interests of individuals who may be deemed participants in the solicitation of proxies of FIC's shareholders by Improve FIC is provided below and is available in the definitive proxy statement filed by Improve FIC with the SEC.

INFORMATION REGARDING PARTICIPANTS

Improve FIC and the following other persons may be deemed to be participants in the solicitation of proxies in respect of the annual meeting of FIC's shareholders : John A. Fibiger, and David Porter. The Board of Directors nominees proposed by Improve FIC may be deemed to be participants, and they include: Thomas J. Ardis, Arthur P. Bartholomew, III, John A. Fibiger, Bobby Don Hart, Karen O. MacDonald, Kenneth W. Phillips, Jeffrey M. Robinson, and George M. Wise, III.   Additional information with respect to the beneficial ownership of FIC's common stock by the foregoing persons is set forth in the definitive proxy statement filed by Improve FIC with the SEC on November 27, 2006.

Contact:	Improve FIC (512) 479-6777